CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Securities Linked to the Performance of the Trader Vic Excess Return Index	$300,000	$21.39

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $94,671.00 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form F-3 (No. 333-89136) of ABN AMRO Bank N.V. (the "Prior Registration Statement"), which was initially filed on May 24, 2002 and for which a post-effective amendment was filed on September 17, 2003 and have been carried forward. ON JANUARY 23, 2009 AN ADDITIONAL FILING FEE OF $10,000 WAS PAID. ON MARCH 31, 2010 AN ADDITIONAL FILING FEE OF $10,000 WAS PAID. The $21.39 fee with respect to the $300,000 Securities linked to the performance of the Trader Vic Excess Return Index, due July 18, 2011 sold pursuant to this registration statement is offset against those filing fees, and $7,194.30 remains available for future registration fees. No additional fee has been paid with respect to this offering.

Pricing Supplement No. 076 Dated July 8, 2010
to Registration Statement Nos. 333-162193 and 333-162193-01
(To Prospectus Supplement Dated April 2, 2010,
Prospectus Dated April 2, 2010 and
Underlying Supplement No. TVI-1 Dated April 30, 2010)
Rule 424 (b)(2)

THE ROYAL BANK OF SCOTLAND N.V. Securities Due July 18, 2011 Linked to the Trader Vic IndexTM Excess Return
Issuer:	The Royal Bank of Scotland N.V.	Launch Date:	July 9, 2010
Lead Agent:	RBS Securities Inc.	Pricing Date:	July 8, 2010
Issue Price:	100%	Settlement Date:	July 14, 2010
CUSIP:	78009KKD3	Determination Date:	July 13, 2011[1]
ISIN:	US78009KKD36	Maturity Date:	July 18, 2011
[1]Subject to certain adjustments as described under “Description of Securities” in this Pricing Supplement
Status and Guarantee:	Unsecured, unsubordinated obligations of the Issuer and fully and unconditionally guaranteed by the Issuer’s parent company, RBS Holdings N.V.
Description of Offering:	Securities due July 18, 2011, Linked to the Performance of the Trader Vic IndexTM Excess Return (the “Securities”)
Underlying Index:	The Trader Vic IndexTM Excess Return (Bloomberg ticker: TVICER <Index>) (the “Underlying Index”)
Coupon:	None. The Securities do not pay interest.
Payment at Maturity:
The payment at maturity for each Security is based on the performance of the Underlying Index. The cash payment at maturity for each $1,000 principal amount of Securities is calculated as follows:

Any payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V. and RBS Holdings N.V., as guarantor.

Final Index Value:	The Closing Level of the Underlying Index on the Determination Date, subject to certain adjustments as described under “Description of Securities” in this Pricing Supplement.
Initial Index Value:	4,786.29. The Closing Level of the Underlying Index on the Pricing Date, subject to certain adjustments as described under “Description of Securities” in this Pricing Supplement.
Adjustment Factor:
where “Days” are the number of calendar days from but not including the Pricing Date, to but not including the Determination Date.  Where the Pricing Date occurs on July 8, 2010, if the Determination Date occurs on July 13, 2011 the Adjustment Factor will be approximately 0.99 (assuming there are 369 calendar days in this period).

Trustee:	Wilmington Trust Company	Securities Administrator:	Citibank, N.A.
Denomination:	$1,000	Settlement:	DTC, Book Entry, Transferable
Selling Restriction:	Sales in the European Union must comply with the Prospectus Directive
	Price to Public	Agent’s Commission[2]	Proceeds to Issuer
Per Security	$1,000	$0	$1,000
Total	$300,000	$0	$300,000
[2]For additional information see “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.

Investing in the Securities involves a number of risks.  See “Risk Factors” beginning on page S-2 of the accompanying Prospectus Supplement, “Risk Factors” beginning on page US-1 of the accompanying Underlying Supplement No. TVI-1 and “Risk Factors” beginning on page 11 of this Pricing Supplement. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Underlying Supplement No. TVI-1, Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The agents are not obligated to purchase the Securities but have agreed to use reasonable efforts to solicit offers to purchase the Securities.  To the extent the full aggregate face amount of the Securities being offered by this Pricing Supplement is not purchased by investors in the offering, one or more of our affiliates may agree to purchase a part of the unsold portion, which may constitute up to 15% of the total aggregate face amount of the Securities, and to hold such Securities for investment purposes.  See “Holdings of the Securities by Our Affiliates and Future Sales” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.  This Pricing Supplement and the accompanying Underlying Supplement No. TVI-1, Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

PRICE: $1,000 PER SECURITY

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

WHERE YOU CAN FIND MORE INFORMATION

The Royal Bank of Scotland N.V., or RBS N.V., has filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this Pricing Supplement relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents, including the Underlying Supplement, related to this offering that RBS N.V. has filed with the SEC for more complete information about RBS N.V. and the offering of the Securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request by calling toll free (866) 747-4332.

You should read this Pricing Supplement together with the Prospectus dated April 2, 2010, as supplemented by the Prospectus Supplement dated April 2, 2010 relating to our RBS NotesSM of which these Securities are a part, and the more detailed information about the Underlying Index contained in Underlying Supplement No. TVI-1 dated April 30, 2010.  This Pricing Supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this Pricing Supplement and the Underlying Supplement, as the Securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement No. TVI-1 dated April 30, 2010:
http://www.www.sec.gov/Archives/edgar/data/897878/000089787810000090/c61418_424b2.htm

•	Prospectus Supplement dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000966/dp17103_424b2.htm

•	Prospectus dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/dp17102_424b2-base.htm

Our Central Index Key, or CIK, on the SEC website is 897878.  As used in this Pricing Supplement, RBS NV, the “Company,” “we,” “us” or “our” refers to The Royal Bank of Scotland N.V.  Holding refers to RBS Holdings N.V.

These Securities may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents of Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

We reserve the right to withdraw, cancel or modify any offering of the Securities and to reject orders in whole or in part prior to their issuance.

RBS NotesSM is a service mark of The Royal Bank of Scotland N.V.  Trader Vic IndexTM and TVITM are trademarks of Enhanced Alpha Management, L.P. (“EAM”).

We expect that delivery of the Securities will be made against payment therefore on or about the closing date specified on the cover page of this pricing supplement, which will be the fourth Business Day following the Pricing Date of the Securities (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Pricing Date will be required, by virtue of the fact that the Securities initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

EAM created and owns rights to the methodology that is employed in connection with the Trader Vic IndexTM. RBS N.V. has provided a contribution to the Trader Vic IndexTM in a limited manner. RBS N.V.'s contribution is limited to performing calculations and data distribution in connection with the Index. EAM does not sponsor, endorse, sell, or promote this or any investment fund or other vehicle that is offered by third parties and that seeks to provide an investment return based on the returns of the Trader Vic IndexTM. A decision to invest in any such investment fund or other vehicle should not be made in reliance on any of the statements set forth in this document. Prospective investors are advised to make an investment in any such fund or vehicle only after carefully considering the risks associated with investing in such funds, as detailed in an offering memorandum or similar document that is prepared by or on behalf of the issuer of the investment fund or vehicle. EAM has developed, maintained and is the sole party responsible for the methodology that is employed in connection with the Trader Vic IndexTM.

These Securities are not sponsored, endorsed, sold or promoted by EAM. EAM makes no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in the strategy manifested in the Trader Vic IndexTM or in the Securities. EAM's only relationship to RBS N.V. is the licensing of certain trademarks and trade names of EAM and/or of the Trader Vic IndexTM which is created, compiled, maintained and owned by EAM without regard to the Securities. EAM has no obligation to take the needs of the owners of the Securities into consideration in determining, or composing the Trader Vic IndexTM. EAM is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities is to be converted into cash. EAM has no obligation or liability in connection with the administration, marketing or trading of the Securities.

EAM SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE TRADER VIC INDEXTM FROM SOURCES THAT EAM CONSIDERS RELIABLE, BUT EAM ACCEPTS NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. EAM DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE TRADER VIC INDEXTM OR ANY DATA INCLUDED THEREIN. EAM MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE TRADER VIC INDEXTM OR ANY DATA INCLUDED THEREIN. EAM MAKES NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE TRADER VIC INDEXTM OR ANY DATA INCLUDED THEREIN EXCEPT ANY IMPLIED CONDITION OR WARRANTY THE EXCLUSION OF WHICH WOULD CONTRAVENE ANY STATUTE OR CAUSE ANY PART OF THIS CLAUSE TO BE VOID.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

SUMMARY

The following summary does not contain all the information that may be important to you.  You should read this summary together with the more detailed information that is contained in the accompanying Underlying Supplement No. TVI-1, Prospectus and Prospectus Supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page US-1 of the accompanying Underlying Supplement No. TVI-1 and in “Risk Factors” beginning on page 11 of this Pricing Supplement.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

What are the Securities?

The Securities are issued by us, The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, RBS Holdings N.V. The Securities are our non-principal protected senior unsecured notes. The Securities are linked to the performance of the Trader Vic IndexTM Excess Return, which we refer to as the Underlying Index. The Securities will mature on July 18, 2011. Unlike ordinary debt securities, the Securities do not pay interest.

The payment at maturity of the Securities is determined based on the performance of the Underlying Index, subject to an Adjustment Factor, as described below. If the closing level of the Underlying Index increases from the Initial Index Value, which is determined on the Pricing Date, so that it is higher on the Determination Date, you will receive at maturity the principal amount of $1,000 per Security times the return on the Underlying Index, times the Adjustment Factor.  The Adjustment Factor will reduce the return you receive to less than 100% of the return on the Underlying Index.  If the closing level of the Underlying Index decreases from the Initial Index Value, so that it is lower on the Determination Date, you will lose some or all of your initial principal investment.  In addition, even if the closing level of the Underlying Index on the Determination Date is slightly higher than the Initial Index Value, you may lose some of your initial principal investment if that increase is not sufficient to offset the effect of the Adjustment Factor.  Although there is no cap on the return of your investment in the Securities, the Adjustment Factor will always operate to reduce any payment you receive at maturity so that it will always be less than 100% of any gain and more than 100% of any loss on the Underlying Index.

Any payment on the Securities is subject to the creditworthiness (ability to pay) of The Royal Bank of Scotland N.V. as issuer and RBS Holdings N.V. as guarantor.

What will I receive at maturity of the Securities?

At maturity you will receive, for each $1,000 principal amount of Securities, a cash payment calculated as follows:

where,

•	the Initial Index Value will equal the closing level of the Underlying Index on the Pricing Date;

•	the Final Index Value will equal the closing level of the Underlying Index on the Determination Date; and

•	the Adjustment Factor will equal:

where “Days” are the number of calendar days from but not including the Pricing Date of the Securities, to but not including the Determination Date.

Where the Pricing Date occurs on July 8, 2010, if the Determination Date occurs on July 13, 2011, the Adjustment Factor will be approximately 0.99 (assuming that there are 369 calendar days during that period).

Will I receive interest payments on the Securities?

No.  You will not receive interest payments on the Securities.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

Will I get my principal back at maturity?

The Securities are not principal protected, so you are not guaranteed to receive any return of principal at maturity. If the closing level of the Underlying Index on the Determination Date is below or the same as the Initial Index Value, you will lose some or all of your initial principal investment and you could lose up to 100% of your initial principal investment.  In addition, even if the closing level of the Underlying Index on the Determination Date is slightly higher than the Initial Index Value, you may lose some of your initial principal investment if that increase is not sufficient to offset the Adjustment Factor.

Any payment at maturity is subject to our creditworthiness (ability to pay) as the issuer of the Securities and the creditworthiness of RBS Holdings N.V., as the guarantor of our obligations under the Securities.

If you sell the Securities prior to maturity, you will receive the market price for the Securities, which could be zero. There may be little or no secondary market for the Securities. Accordingly, you should be willing to hold your securities until maturity.

Can you give me examples of the payment at maturity?

Example 1:  If, for example, the Initial Index Value is 5,000, the Final Index Value is 7,500 and the Securities have a maturity of 1 year and 4 days (assuming there are 369 calendar days from but not including the Pricing Date, to but not including the Determination Date), then the payment at maturity (rounded to two decimal places) would be calculated as follows:

and the Adjustment Factor is calculated as:

In this hypothetical example, the closing level of the Underlying Index on the Determination Date increased from the Initial Index Value by 50%, which is an amount greater than the effect of the Adjustment Factor. Therefore, the payment at maturity will be the principal amount of $1,000 times the return on the Underlying Index times the Adjustment Factor. In this hypothetical example, while the return on the Underlying Index was 50.00%, you would have received, at maturity, a payment of $1,485.00 (rounded to two decimal places) for each $1,000 principal amount of Securities, which represents a return of approximately 48.5% over the term of the Securities.  You would have received less than the return on the Underlying Index due to the effect of the Adjustment Factor. Although there is no cap on the return of your investment in the Securities, the payment you will receive at maturity will always be less than 100% of the return on the Underlying Index due to the Adjustment Factor.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

Example 2:  If, for example, the Initial Index Value is 5,000, the Final Index Value is 5,050 and the Securities have a maturity of 1 year 4 days (assuming there are 369 calendar days from but not including the Pricing Date, to but not including the Determination Date), then the payment at maturity (rounded to two decimal places) would be calculated as follows:

where, the Adjustment Factor is calculated as:

In this hypothetical example, the closing level of the Underlying Index on the Determination Date increased from the Initial Index Value by 1%, which was not a sufficient increase to offset the effect of the Adjustment Factor. Therefore, the payment at maturity will be the principal amount of $1,000 times the return on the Underlying Index times the Adjustment Factor. In this hypothetical example, while the return on the Underlying Index was 1%, you would have received at maturity a payment of $999.90 (rounded to two decimal places) for each $1,000 principal amount of Securities, which represents a loss of approximately -0.01% over the term of the Securities.  Even though the Underlying Index appreciated above the Initial Index Value, you would have lost a portion of your initial principal investment due to the effect of the Adjustment Factor.

Example 3:  If, for example, the Initial Index Value is 5,000, the Final Index Value is 3,000 and the Securities have a maturity of 1 year and 4 days (assuming there are 369 calendar days from but not including the Pricing Date, to but not including the Determination Date), then the payment at maturity (rounded to two decimal places) would be calculated as follows:

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

where, the Adjustment Factor is calculated as:

In this hypothetical example, the closing level of the Underlying Index on the Determination Date decreased from the Initial Index Value by 40% but, due to the Adjustment Factor you would have lost approximately 40.60%. Therefore, in this hypothetical example, you would receive at maturity an amount less than your initial principal investment, for a total payment of $594.00 (rounded to two decimal places) for each $1,000 principal amount of Securities. If the closing level of the Underlying Index decreases substantially from the Initial Index Value to the Final Index Value, you could lose up to 100% of your initial principal investment.

Is there a limit on how much I can earn over the term of the Securities?

No. If the Securities are held to maturity, the total amount payable at maturity per Security is not capped.

What is the minimum required purchase?

You may purchase Securities in minimum denominations of $1,000 or in integral multiples thereof.

Is there a secondary market for Securities?

The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be extremely limited. You should be willing to hold your Securities until the Maturity Date.

Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Securities from time to time in off-exchange transactions. If our affiliate does make such a market in the Securities, it may stop doing so at any time.

In connection with any secondary market activity in the Securities, our affiliate may post indicative prices for the Securities on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time. Investors are advised that any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices. Investors should contact their brokerage firm for further information.

In addition, the issue price of the Securities includes the cost of hedging our obligations under the Securities. The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging of the transactions. The fact that the issue price of the Securities includes these hedging costs is expected to adversely affect the secondary market prices of the Securities. See “Risk Factors—The Inclusion of the Cost of Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “Use of Proceeds” in this Pricing Supplement.

What are the U.S. federal income tax consequences of owning the Securities?

We intend to treat the Securities for all tax purposes as single financial contracts with respect to the Underlying Index that requires the investor to pay us at inception an amount equal to the purchase price of the Securities and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Underlying Index. Under the terms of the Securities, we and every investor in the Securities agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Securities as described in the preceding sentence. If the Securities are so

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

treated, you will recognize capital gain or loss upon the sale, repurchase or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your adjusted tax basis in the Securities.

No statutory, judicial or administrative authority directly addresses the characterization of the Securities or instruments similar to the Securities for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain, and it is possible that the Internal Revenue Service (“IRS”) may assert an alternative treatment. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Securities on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Securities in another manner that significantly differs from the agreed-to treatment noted above, and that any such guidance could have retroactive effect. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, see “U.S. Federal Income Tax Summary” below.

What is the Underlying Index, and where can I find out more about the Underlying Index?

The Underlying Index is a managed futures index designed to provide investors with portfolio diversification and to potentially benefit from both rising and declining price trends of the Underlying Index components.  Currently comprised of 24 futures contracts across physical commodities, global currencies and U.S. interest rates, the Underlying Index is designed to capture rising and falling price trends by taking both long and short positions.  The Underlying Index components are grouped into 17 sectors; each sector, except the energy sector, is represented on either a “long” or “short” basis, depending on recent price trends of that sector.  The energy sector is represented on either a “long” or “flat” basis.  A flat position means that no portion of the Underlying Index is deemed to be allocated to the energy sector, as described in the section “The Trader Vic IndexTM—Index Components and Sectors” in the accompanying Underlying Supplement No. TVI-1. The Underlying Index has a base currency in U.S. dollars and is unleveraged in that for every USD reflected in the Underlying Index, the Underlying Index measures futures positions with a total notional amount of one U.S. dollar.

For more information on the Underlying Index, see the accompanying Underlying Supplement No. TVI-1.

Tell me more about The Royal Bank of Scotland N.V. and RBS Holdings N.V.

The Royal Bank of Scotland N.V. is the new name of ABN AMRO Bank N.V.

RBS Holdings N.V. is the new name of ABN AMRO Holding N.V.

On February 6, 2010, ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V. and on April 1, 2010 ABN AMRO Holding N.V. changed its name to RBS Holdings N.V.

The name changes are not changes of the legal entities that will issue and guarantee, respectively, the Securities referred to herein, and the name changes do not affect any of the terms of the Securities.  The Securities will continue to be issued by The Royal Bank of Scotland N.V. and to be fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V.

While the name “ABN AMRO Bank N.V.” is used by a separate legal entity, which is owned by the State of the Netherlands (the “Dutch State”), neither the separate legal entity named ABN AMRO Bank N.V. nor the Dutch State will, in any way, guarantee or otherwise support the obligations under the Securities.

The Royal Bank of Scotland N.V. and RBS Holdings N.V. are both affiliates of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, none of The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc or the UK government, in any way, guarantees or otherwise supports the obligations under the Securities.

For additional information, see “The Royal Bank of Scotland N.V. and RBS Holdings N.V.” in the accompanying prospectus dated April 2, 2010.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

What is the relationship between The Royal Bank of Scotland N.V., RBS Holdings N.V. and RBS Securities Inc.?

RBS Securities Inc., which we refer to as RBSSI, is an affiliate of The Royal Bank of Scotland N.V. and RBS Holdings N.V.  RBSSI will act as agent for this offering.  RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  See “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.

Who will determine the payment at maturity?

We will act as calculation agent for Wilmington Trust Company, the trustee for the Securities.  As calculation agent, we will determine, among other things, the Initial Index Value, the Final Index Value, the Adjustment Factor and the payment, if any, at maturity.

When is the Closing Level Determined?

       The level of the Underlying Index is calculated and published by the Index Calculation Agent on every Business Day and is updated continuously as the prices of the underlying components change, so there is no formal closing time for the Underlying Index.  Accordingly, the Closing Level of the Underlying Index will be the level of the Underlying Index at 9:00 p.m., New York City time on any Business Day when the Closing Level must be determined.

Who invests in the Securities?

The Securities are not suitable for all investors.  The Securities may be a suitable investment for you if:

•	You seek an investment with a return linked to the performance of the Underlying Index.

•
You believe the closing level of the Underlying Index will increase by an amount sufficient to offset the Adjustment Factor and to provide you with a satisfactory return on your investment during the term of the Securities.

•	You are willing to accept the risk of fluctuations in the level of the Underlying Index.

•	You do not seek current income from this investment.

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in the level of the Underlying Index.

•	You seek a guaranteed return of principal.

•	You believe the closing level of the Underlying Index will decrease or will not increase by an amount sufficient to offset the Adjustment Factor during the term of the Securities.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

What are some of the risks in owning the Securities?

Investing in the Securities involves a number of risks.  We have described the most significant risks relating to the Securities under the heading “Risk Factors” in this Pricing Supplement and “Risk Factors” in the accompanying Underlying Supplement which you should read before making an investment in the Securities.

Some selected risk considerations include:

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

Credit Risk.  Because you are purchasing a security from us, you are assuming our credit risk.  In addition, because the Securities are fully and unconditionally guaranteed by RBS Holdings N.V., you are assuming the credit risk of RBS Holdings N.V. in the event that we fail to make the payment required by the terms of the Securities.  This means that if RBS N.V. and RBS Holdings N.V. fail, become insolvent or are otherwise unable to pay their obligations under the Securities, you could lose some or all of your initial principal investment.  Any obligations or Securities sold, offered, or recommended are not deposits of RBS N.V. and are not endorsed or guaranteed by any bank or thrift, nor are they insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Principal Risk.  The Securities are not ordinary debt securities: they are not principal protected.  In addition, if the closing level of the Underlying Index decreases or does not change from the Pricing Date to the Determination Date, you will lose some or all of your initial principal investment.  Even if the closing level of the Underlying Index increases slightly from the Initial Index Value to the Final Index Value, you may lose some of your initial principal investment if that increase is not sufficient to offset the Adjustment Factor.  Accordingly, you may lose some or all of your initial principal investment in the Securities.

Liquidity Risk. The Securities will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing of the Securities may be very limited or non-existent. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

It is important to note that many factors will contribute to the secondary market value of the Securities, and you may not receive your full principal back if the Securities are sold prior to maturity.  Such factors include, but are not limited to, time to maturity, the level of the Underlying Index, volatility of the Underlying Index and interest rates.

In addition, the price, if any, at which our affiliate or another party is willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions, discounts or mark-ups paid with respect to the Securities, as well as the cost of hedging our obligations under the Securities.

What if I have more questions?

You should read “Description of Notes” in the accompanying Prospectus Supplement for a detailed description of the terms of the Securities and the accompanying Underlying Supplement No. TVI-1 for a detailed description of the Underlying Index.  The Royal Bank of Scotland N.V. has filed a registration statement (including a Prospectus and Prospectus Supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents The Royal Bank of Scotland N.V. has filed with the SEC for more complete information about The Royal Bank of Scotland N.V. and the offering of the Securities.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, The Royal Bank of Scotland N.V., any underwriter or any dealer participating in the offering will arrange to send you the Underlying Supplement, Prospectus and Prospectus Supplement if you request them by calling toll free (866) 747-4332.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

RISK FACTORS

You should carefully consider the risks of the Securities to which this Pricing Supplement relates and whether these Securities are suited to your particular circumstances before deciding to purchase them.  For a discussion of certain general risks associated with your investment in the Securities, please refer to the section entitled “Risk Factors” beginning on page US-1 of the accompanying Underlying Supplement and the section entitled “Risk Factors” beginning on page S-2 of the accompanying Prospectus Supplement.  It is important that prior to investing in these Securities you read the accompanying Underlying Supplement No. TVI-1 related to the Underlying Index and the accompanying Prospectus and Prospectus Supplement to understand the actual terms of and the risks associated with the Securities.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

The Securities Are Not Ordinary Senior Notes; the Securities Do Not Pay Interest and There Is No Guaranteed Return of Principal

The terms of the Securities differ from those of ordinary debt securities in that we will not pay you interest on the Securities and you could lose some or all of your initial principal investment at maturity.  The return that you will receive at maturity will be primarily based on any increase or decrease in the level of the Underlying Index.  If the closing level of the Underlying Index decreases or does not change from the Initial Index Value to the Final Index Value, you will lose some or all of your initial principal investment, and you could lose up to 100% of your initial principal investment.  In addition, even if the closing level of the Underlying Index increases slightly from the Initial Index Value to the Final Index Value, you may lose some of your initial principal investment if that increase is not sufficient to offset the Adjustment Factor.  In either case, the amount of cash paid to you at maturity will be less than the principal amount of your Securities and you assume the risk that you could lose some or all of your initial principal investment.

Furthermore, even if the return on the Underlying Index is positive, the return you receive on the Securities may be less than the return you would have received had you invested your entire principal amount in a conventional debt security with the same maturity issued by us or a comparable issuer.  You cannot predict the future performance of the Underlying Index based on its historical performance.

The Return that You Will Receive Will Always Be Less Than 100% of the Return on the Underlying Index Due to the Adjustment Factor

The Adjustment Factor is a fee formula based on the number of calendar days from but not including the Pricing Date, to but not including the Determination Date of your Securities.  Since the Adjustment Factor reduces the amount of your return at maturity, the payment you will receive at maturity will always be less than 100% of the return on the Underlying Index.  As a result, the level of the Underlying Index must increase by an amount sufficient to offset the Adjustment Factor in order for you to receive at least the principal amount of your investment at maturity.  See “Description of Securities—Adjustment Factor.”

Our Credit Risk and the Credit Risk of RBS Holdings N.V., and our and its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities

You are dependent on our ability to pay all amounts due on the Securities, and therefore you are subject to our credit risk and to changes in the market’s view of our creditworthiness.  In addition, because the Securities are unconditionally guaranteed by our parent company, RBS Holdings N.V., you are also dependent on the credit risk of RBS Holdings N.V. in the event that we fail to make any payment or delivery required by the terms of the Securities.  Any actual or anticipated decline in our or RBS Holdings N.V.’s credit ratings or increase in our or its credit spreads charged by the market for taking credit risk is likely to adversely affect the value of the Securities.

Our credit ratings are an assessment, by each rating agency, of our ability to pay our obligations, including those under the Securities. Credit ratings are subject to revision, suspension or withdrawal at any time by the assigning rating organization in its sole discretion.  However, because the return on the Securities is dependent upon factors in addition to our ability to pay our obligations under the Securities, an improvement in our credit ratings will not necessarily increase the market value of the Securities and will not reduce market risk and other investment risks related to the Securities.  Credit ratings (i) do not reflect market risk, which is the risk that the level of the Underlying Index may fall, resulting in a

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

loss of some or all of your initial principal investment, (ii) do not address the price, if any, at which the Securities may be resold prior to maturity (which may be substantially less than the issue price of the Securities), and (iii) are not recommendations to buy, sell or hold the Securities. See “Risk Factors — The Market Price of the Securities Will Be Influenced by Many Unpredictable Factors.”

Although We Are a Bank, the Securities Are Not Bank Deposits and Are Not Insured or Guaranteed by the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or Any Other Government Agency

The Securities are our obligations but are not bank deposits.  In the event of our insolvency, the Securities will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or any other governmental agency.

The Securities Will Not Be Listed on Any Securities Exchange; Secondary Trading May Be Limited

You should be willing to hold your Securities until the Maturity Date. The Securities will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be very limited or non-existent. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Upon completion of the offering, our affiliate has informed us that it intends to purchase and sell the Securities from time to time in off-exchange transactions, but it is not required to do so.  If our affiliate does make such a market in the Securities, it may stop doing so at any time.

In addition, if the total principal amount of the Securities being offered is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion. Our affiliate or affiliates intend to hold the Securities for investment purposes, which may affect the supply of Securities available for secondary trading and therefore adversely affect the price of the Securities in any secondary trading. If a substantial portion of any Securities held by our affiliates were to be offered for sale following this offering, the market price of the Securities could fall, especially if secondary trading in the Securities is limited or illiquid.

The Market Price of the Securities Will Be Influenced by Many Unpredictable Factors

The market price of the Securities may move up and down between the date you purchase them and the Determination Date when the calculation agent determines the amount to be paid to you on the Maturity Date.

Several factors, many of which are beyond our control, will influence the market price of the Securities, including:

•	the level of the Underlying Index, which can fluctuate significantly;

•	the volatility (frequency and magnitude of changes) in the level of the Underlying Index;

•	the market prices of the exchange-traded futures contracts on the components of the Underlying Index;

•	interest and yield rates in the market;

•
geopolitical conditions and economic, financial, political, regulatory, geographical, agricultural, or judicial events that affect the futures contracts comprising the Underlying Index, or markets generally, and which may affect the level of the Underlying Index;

•	the time remaining to the maturity of the Securities;

•
the creditworthiness of The Royal Bank of Scotland N.V. as issuer of the Securities and RBS Holdings N.V. as the guarantor of our obligations under the Securities.  Any person who purchases the Securities is relying upon the creditworthiness of The Royal Bank of Scotland N.V.  and RBS Holdings N.V. and has no rights against any other person.  The Securities constitute the general, unsecured and unsubordinated contractual obligations of The Royal Bank of Scotland N.V. and RBS Holdings N.V.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity in the secondary market, if any.  If you sell your Securities prior to maturity, the price at which you are able to sell your Securities may be at a discount, which could be substantial, from the principal amount.  For example, there may be a discount on the Securities if at the time of sale the level of the Underlying Index is at or below the initial index level.  Even if the level of the Underlying Index is greater than the initial index level, there may be a discount on the Securities based on the time remaining to the maturity of the Securities.  Thus, if you sell your Securities before maturity, you may not receive back your entire principal amount.

Some or all of these factors will influence the return, if any, that you receive upon maturity of the Securities.  We cannot predict the future performance of the Underlying Index based on its historical performance.  The performance of the Underlying Index over the term of the Securities, as well as the amounts payable on the Securities, may bear little relation to the historical levels of the Underlying Index set forth in this Pricing Supplement.  Neither we, RBS Holdings N.V. or any of our or its affiliates can guarantee that the level of the Underlying Index will increase so that you may receive at maturity at least the principal amount of the Securities.

As an investor in the Securities, you assume the risk that as a result of the performance of the Underlying Index you may not receive any return on your initial principal investment in the Securities or that you may lose some or all of your initial principal investment in the Securities.

The Inclusion of the Cost of Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which the selling agents are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, the profit component included in the cost of hedging our obligations under the Securities.  In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

The Payment, If Any, You Receive at Maturity Depends on the Final Index Value on the Determination Date Only

We determine the payment at maturity based on the difference between the Initial Index Value on the Pricing Date and the Final Index Value on the Determination Date.  As a result the payment, if any, at maturity depends on the level of the Underlying Index on the Determination Date regardless of whether the level of the Underlying Index at the Maturity Date or at other times during the term of the Securities, including dates near the Determination Date, was higher than the Final Index Value.  This difference could be particularly large if there is a significant increase in the level of the Underlying Index after the Determination Date, if there is a significant decrease in the level of the Underlying Index around the time of the Determination Date or if there is significant volatility in the level of the Underlying Index during the term of the Securities (especially on dates near the Determination Date).  For example, since the Determination Date is near the end of the term of the Securities, if the level of the Underlying Index increases or remains relatively constant during the initial term of the Securities and then decreases below the initial index level, then the final index level may be significantly less than if it was calculated on an earlier date.  Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the components of the Underlying Index.

The Payment You Receive at Maturity May Not Reflect the Performance of the Underlying Index

If on the Determination Date, any of the underlying futures contracts comprising the Underlying Index closes up or down the limit on the Relevant Exchange, the calculation agent will adjust the closing level of the Underlying Index on such date to reflect the closing price of the relevant futures contract on the first succeeding day on which the relevant futures contract does not close up or down the limit on the Relevant Exchange.  If the calculation agent recalculates the closing level of the Underlying Index in this manner, the payment that you receive at maturity or upon early redemption will not precisely reflect the published performance of the Underlying Index.  See “Description of Securities — Final Index Value.”

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

Information Regarding the Underlying Index

As an investor in the Securities, you should make your own investigation into the Underlying Index.  Neither we, RBS Holdings N.V. or any of our or its affiliates have any affiliation with the sponsor of the Underlying Index and are not responsible for its public disclosure of information, whether contained in SEC filings or otherwise.

Hedging and Trading Activities by Us or Our Affiliates Could Affect Prices of Your Securities

We and our affiliates may carry out activities that minimize our risks related to the Securities.  In particular, on or prior to the date of this Pricing Supplement, we, through our affiliates, may have hedged our anticipated exposure in connection with the Securities by taking positions in the components (or futures contracts on the components) that comprise the Underlying Index, options or futures on the Underlying Index or in other instruments that we deemed appropriate in connection with such hedging.  Our trading activities, however, could potentially alter the value of the Underlying Index and, therefore, the value of the Securities.

We or our affiliates are likely to modify our hedge position throughout the term of the Securities by purchasing and selling the components (or options or futures contracts on the components) that comprise the Underlying Index, options or futures on the Underlying Index or other instruments that we deem appropriate.  We cannot give any assurance that our hedging or trading activities will not affect the value of the Underlying Index.  It is also possible that we or one of more of our affiliates could receive substantial returns from these hedging activities while the value of the Securities may decline.

We or one or more of our affiliates may also engage in trading the components (or options or futures contracts on the components) that comprise the Underlying Index, or options or futures on the Underlying Index on a regular basis as part of our or their general broker-dealer activities and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including through block transactions.  Any of these activities could adversely affect the level of the Underlying Index and, therefore, the value of the Securities.

We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the level of the Underlying Index or the components that comprise the Underlying Index.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the Securities.

There Are Potential Conflicts of Interest between Security Holders and the Calculation Agent

We will serve as the calculation agent.  We will, among other things, decide the amount of the return paid out to you on the Securities at maturity.  For a fuller description of the calculation agent’s role, see “Description of Securities — Calculation Agent.”  For example, the calculation agent may have to determine whether a market disruption event affecting the Underlying Index has occurred or is continuing on a day when the calculation agent will determine its level.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions.  In addition, the calculation agent may have to make additional calculations if the Underlying Index is discontinued, suspended, modified or otherwise terminated.  The calculation agent will exercise its judgment when performing its functions.  Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

Moreover, the issue price of the Securities includes certain costs of hedging our obligations under the Securities.  Our affiliates through which we hedge our obligations under the Securities expect to make a profit.  Since hedging our obligations entail risk and may be influenced by market forces beyond our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

Holdings of the Securities by Our Affiliates and Future Sales

Certain of our affiliates may purchase for investment a portion of the Securities that has not been purchased by investors, which initially they intend to hold for investment purposes.  As a result, upon completion of this offering, our affiliates may own up to 15% of the aggregate principal amount of the Securities.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.  For example, our affiliates may attempt to sell the Securities that they had been holding for investment purposes at the same time that you attempt to sell your Securities, which could depress the price, if any, at which you can sell your Securities.  Moreover, the liquidity of the

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

market for the Securities, if any, could be substantially reduced as a result of our affiliates holding the Securities.  See “— The Securities Will Not Be Listed on Any Securities Exchange; Secondary Trading May Be Limited.”  In addition, our affiliates could have substantial influence over any matter subject to consent of the security holders.

The U.S. Federal Income Tax Consequences of the Securities are Uncertain, and may be Adverse to a Holder of the Securities.

The U.S. federal income tax treatment of the Securities is uncertain and the IRS could assert that the Securities should be taxed in a manner that is different than described in this Pricing Supplement.  As discussed further below, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.  In addition, one member of the House of Representatives introduced a bill that, if enacted, may require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.  It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.  For a discussion of the U.S. federal income tax treatment applicable to your Securities as well as potential alternative characterizations for your Securities, see the discussion under “U.S. Federal Income Tax Summary” below.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

HYPOTHETICAL RETURN ANALYSIS OF THE SECURITIES AT MATURITY

The following table illustrates potential return scenarios on a Security that is held to maturity by an investor who purchases the Securities on the settlement date. These examples are based on various assumptions, including hypothetical levels of the Underlying Index, set forth below.  We cannot, however, predict the level of the Underlying Index on the Determination Date or at any other time in the future.  Therefore, the table set forth below is for illustrative purposes only and the returns set forth may not be the actual returns applicable to a holder of the Securities.  Moreover, the level of the Underlying Index may not increase or decrease over the term of the Securities in accordance with any of the hypothetical examples below, and the size and frequency of any fluctuations in the level of the Underlying Index over the term of the Securities, which we refer to as the volatility of the Underlying Index, may be significantly different than the volatility implied by any of these examples.

Assumptions

Initial Index Value:	4,786.29
Term of the Securities:	One Year
Principal Amount per Security:	$1,000

Initial Index Value	Hypothetical Final Index Value	Principal Amount of Securities	% Change from the Hypothetical Initial Index Value to the Hypothetical Final Index Value	Hypothetical Adjustment Factor	Hypothetical Total Return
					($) (b) (c)	(%)(d)
4,786.290	9,572.580	1,000	100%	0.99	$1,980.00	98.00%
4,786.290	9,093.951	1,000	90%	0.99	$1,881.00	88.10%
4,786.290	8,615.322	1,000	80%	0.99	$1,782.00	78.20%
4,786.290	8,136.693	1,000	70%	0.99	$1,683.00	68.30%
4,786.290	7,658.064	1,000	60%	0.99	$1,584.00	58.40%
4,786.290	7,179.435	1,000	50%	0.99	$1,485.00	48.50%
4,786.290	6,700.806	1,000	40%	0.99	$1,386.00	38.60%
4,786.290	6,222.177	1,000	30%	0.99	$1,287.00	28.70%
4,786.290	5,743.548	1,000	20%	0.99	$1,188.00	18.80%
4,786.290	5,264.919	1,000	10%	0.99	$1,089.00	8.90%
4,786.290	4,786.290	1,000	0%	0.99	$ 990.00	-1.00%
4,786.290	4,307.661	1,000	-10%	0.99	$ 891.00	-10.90%
4,786.290	3,829.032	1,000	-20%	0.99	$ 792.00	-20.80%
4,786.290	3,350.403	1,000	-30%	0.99	$ 693.00	-30.70%
4,786.290	2,871.774	1,000	-40%	0.99	$ 594.00	-40.60%
4,786.290	2,393.145	1,000	-50%	0.99	$ 495.00	-50.50%
4,786.290	1,914.516	1,000	-60%	0.99	$ 396.00	-60.40%
4,786.290	1,435.887	1,000	-70%	0.99	$ 297.00	-70.30%
4,786.290	957.258	1,000	-80%	0.99	$ 198.00	-80.20%
4,786.290	478.629	1,000	-90%	0.99	$ 99.00	-90.10%
4,786.290	0.000	1,000	-100%	0.99	$ 0.00	-100.00%

Please see footnotes on the next page.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

(a)

where “Days” are the number of calendar days from but not including the Pricing Date, to but not including the Determination Date.  Where the Pricing Date occurs on July 8, 2010, if the Determination Date occurs on July 13, 2011, the Adjustment Factor will be approximately 0.99 (assuming there are 369 calendar days in this period).

(b)	At maturity you will receive, for each $1,000 principal amount of Securities, a cash payment calculated as follows:

where,

•	the Initial Index Value will equal the closing level of the Underlying Index on the Pricing Date;

•	the Final Index Value will equal the closing level of the Underlying Index on the Determination Date; and

•	the Adjustment Factor will equal approximately 0.99, as calculated per footnote (a) above.

(c)
The hypothetical total return presented is exclusive of any tax consequences of owning the Securities. You should consult your tax advisor regarding whether owning the Securities is appropriate for your tax situation. See the sections titled “Risk Factors” and “United States Federal Income Taxation” in this Pricing Supplement.

(d)    Represents the hypothetical percentage total return on each Security.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

HISTORICAL DATA ON THE UNDERLYING INDEX

The following graph sets forth the month-end closing values of the Underlying Index for each month from July 1990 through July 2010. The Underlying Index was launched in June 2009, and accordingly, there is no actual historical data on the Underlying Index prior to that time. The following graph sets forth the hypothetical monthly historical performance of the Underlying Index in the period from July 1990 to June 2009 and the actual monthly historical performance of the Underlying Index in the period from June 2009 through July 8, 2010. The hypothetical historical information has been prepared based on certain assumptions, including the pro-forma composition of the Underlying Index, and has otherwise been produced according to the current Underlying Index methodology described in the accompanying Underlying Supplement No. TVI-1.  An index committee, a committee that formulates and enacts all assessments and decisions regarding the calculation, composition and management of the Underlying Index, has significant discretion over the composition and calculation of the Underlying Index methodology, which is subject to change at any time.  There can therefore be no assurance that the hypothetical historical information accurately reflects the performance of the Underlying Index had the Underlying Index been actually published and calculated during the relevant period.

This historical data on the Underlying Index is not necessarily indicative of the future performance of the Underlying Index.  Any historical upward or downward trend in the value of the Underlying Index during any period set forth below is not an indication that the Underlying Index is more or less likely to increase or decrease at any time during the term of the Securities.  It is not possible to predict the level of the Underlying Index at any time during the term of the Securities based on the historical levels of the Underlying Index.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

DESCRIPTION OF SECURITIES

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.  The term “Security” refers to each $1,000 principal amount of our Securities due July 18, 2011 Linked to the Trader Vic IndexTM Excess Return, which are fully and unconditionally guaranteed by RBS Holdings N.V.

Principal Amount:	$300,000

Settlement Date	July 14, 2010

Issue Price	100%

Maturity Date	July 18, 2011; provided that if such day is not a Business Day, then the Maturity Date will be the next following Business Day.

Business Day	Means an “Index Business Day” as defined in the Underlying Supplement TVI-1 dated April 30, 2010.

Specified Currency	U.S. Dollars

CUSIP	78009KKD3

Denominations	The Securities may be purchased in denominations of $1,000, which we refer to as the face amount, and integral multiples thereof.

Form of Securities	The Securities will be represented by a single registered global security, deposited with the Depository Trust Company.

Guarantee
The payment obligations of The Royal Bank of Scotland N.V. under the Securities, when and as they shall become due and payable, whether at maturity or upon acceleration, are fully and unconditionally guaranteed by RBS Holdings N.V.

Interest Rate	None. The Securities do not pay interest.

Payment at Maturity
The payment at maturity for each Security is based on the performance of the Underlying Index. The cash payment at maturity is calculated as follows:

Any payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V. and RBS Holdings N.V., as guarantor.

Adjustment Factor	, where “Days” are the number of calendar days from but not including the Pricing Date, to but not including the Determination Date.

Initial Index Value	4,786.29

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

Final Index Value
The Closing Level of the Underlying Index on the Determination Date as calculated by the Calculation Agent and published on the HP screen on Bloomberg, subject to the terms and provisions which we describe in “Description of Securities — Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

If on the Determination Date any of the underlying futures contracts comprising the Underlying Index closes up or down the applicable limit on the Relevant Exchange, the calculation agent will adjust the closing level of the Underlying Index on such date to reflect the closing price of the relevant futures contract on the first succeeding day on which the relevant futures contract does not close up or down the limit on the Relevant Exchange.  However, if no such day occurs within three Business Days, the calculation agent will use the closing price of each relevant contract on the third scheduled Business Day prior to the originally scheduled Determination Date.

Closing Level
The level of the Underlying Index at 9:00 p.m., New York City time on any Business Day when the Closing Level must be determined, as published on the HP screen on Bloomberg on the next succeeding Business Day.

Determination Date
July 13, 2011.

If the scheduled Determination Date is not a Business Day, or if a Market Disruption Event has occurred on such Business Day, the Determination Date will be postponed to the last date on which the settlement price of a Disrupted Contract (as defined below) is determined, as described below, and the calculation agent will calculate the closing level for that Determination Date utilizing, for those futures contracts included in the Underlying Index that do not suffer a Market Disruption Event or a non- Business Day on the originally scheduled Determination Date, the final settlement prices, and for those futures contracts included in the Underlying Index that experience a Market Disruption Event or a non-T Business Day on the originally scheduled Determination Date (the “Disrupted Contracts”), the settlement prices on the first Business Day on which a Market Disruption Event is not existing with respect to such futures contracts.  If, however, a Market Disruption Event with respect to one or more Disrupted Contracts included in the Underlying Index is continuing on the third Business Day following the originally scheduled Determination Date, the calculation agent will determine, on such third Business Day, in its discretion, an estimated fair value price for the Disrupted Contracts after considering any available electronic or after hours trading prices, related over-the-counter or other non-exchange based prices, implied prices that may be derived from other exchange traded instruments, and estimated fair values based on fundamental market information.

See “Risk Factors” for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Relevant Exchange	With respect to a futures contract included in the Underlying Index, the Relevant Exchange means the primary market or exchange on which that contract trades.

Trustee	Wilmington Trust Company

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

Securities Administrator	Citibank, N.A.

Market Disruption Event	Market Disruption Event has the meaning set forth in Underlying Supplement No. TVI-1.

Discontinuance of the Underlying Index; Alteration of Method of Calculation
If Enhanced Alpha Management, L.P. or any successor sponsor of the Underlying Index (the “Index Sponsor”) discontinues publication of the Underlying Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “Successor Index”), then the Final Index Value will be determined by reference to the value of such Successor Index at the close of trading on the applicable Determination Date.

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be furnished to us, the Trustee, the Securities Administrator and the Depository Trust Company as the holder of the Securities within three business days of such selection.

If the Index Sponsor discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on, the Determination Date, and the calculation agent determines that no Successor Index is available with respect to the Underlying Index at such time, then the calculation agent will determine the Final Index Value.  Such Final Index Value will be computed by the calculation agent in accordance with the formula for and method of calculating the Underlying Index last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant futures contracts has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on the Determination Date of each component most recently comprising the Underlying Index.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

If at any time the method of calculating the Underlying Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Underlying Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of the Underlying Index or such Successor Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the Determination Date, make such calculations and adjustments to the terms of the Securities as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Underlying Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and on the applicable Determination Date make each relevant calculation with reference to the Underlying Index or Successor Index, as adjusted.  Accordingly, if the method of calculating the Underlying Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a level of the Underlying Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

Alternate Calculation in case of an Event of Default

In case an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable for each Security upon any acceleration of the Securities shall be determined by The Royal Bank of Scotland N.V., as calculation agent, as though the Final Index Value for the Underlying Index as of the applicable Determination Date were the Final Index Value on the date of acceleration, and the Adjustment Factor shall be determined based upon the number of calendar days between the Pricing Date and that date of acceleration.  See “Description of Debt Securities — Events of Default” in the Prospectus.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the calculation agent to, provide written notice to the Trustee at its New York office, and to the Securities Administrator at its Delaware office, on which notice the Trustee and the Securities Administrator may conclusively rely, and to DTC of the aggregate cash amount due with respect to the Securities, if any, as promptly as possible and in no event later than two business days after the date of acceleration.

Calculation Agent
The Royal Bank of Scotland N.V.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts
Subject to certain exceptions and limitations described in “Description of Debt Securities — Payment of Additional Amounts” in the accompanying Prospectus, we will pay such additional amounts to holders of the Securities as may be necessary in order that the net payment of any amount payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Securities to be then due and payable.

Book Entry Note or Certificated Note	Book Entry

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the Securities is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (“Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the Securities as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders, as defined below) whose functional currency for tax purposes is not the U.S. dollar, persons holding the Securities in a tax-deferred or tax-advantaged account, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to holders that, except as otherwise specifically noted, will hold the Securities as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this Pricing Supplement, the term “U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any state of the U.S. or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
any trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also are U.S. Holders. As used in this Pricing Supplement, the term “Non-U.S. Holder” means a holder that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a Security, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and, accordingly, this summary does not apply to partnerships. A partner of a partnership holding a Security should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition by the partnership of the Security.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities, we intend to treat the Securities for all tax purposes as single financial contracts with respect to the Underlying Index that requires the investor to pay us at inception an amount equal to the purchase price of the Securities and that

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

entitles the investor to receive at maturity an amount in cash based upon the performance of the Underlying Index. Under the terms of the Securities, we and every investor in the Securities agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Securities as described in the preceding sentence. This discussion assumes that the Securities constitute single financial contracts with respect to the Underlying Index for U.S. federal income tax purposes. If the Securities did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the Securities is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Securities or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Securities are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this Pricing Supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative characterizations.

The IRS has released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Securities. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Securities, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, legislation has been introduced in the U.S. Congress which, if enacted, would also impact the taxation of the Securities. Under the proposed legislation, a U.S. Holder that acquires an instrument such as the Securities after the date of enactment of the legislation would be required to include income in respect of the Securities on a current basis. It is not possible to predict whether the legislation will be enacted in its proposed form or whether any other legislative action may be taken in the future that may adversely affect the taxation of instruments such as the Securities. Further, it is possible that any such legislation, if enacted, may apply on a retroactive basis.

We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the Securities for U.S. federal income tax purposes in the manner described in this Pricing Supplement unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Securities.

U.S. Holders — Income Tax Considerations

Tax Basis

A U.S. Holder’s tax basis in the Securities will equal the amount paid by that holder to acquire them.

Settlement at Maturity or Sale or Exchange Prior to Maturity

Upon receipt of a cash payment at maturity or upon a sale or exchange of the Securities prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the Securities. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Securities for more than one year. The deductibility of capital losses is subject to limitations.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Securities. In particular, the IRS could seek to subject the Securities to the Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). If the IRS were successful in that regard, the timing and character of income on the Securities would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale or other disposition of the Securities generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Payment Regulations do not apply to the Securities, other alternative U.S. federal income tax characterizations of the Securities are possible which, if applied, also could affect the timing and the character of a U.S. Holder’s income or loss. It is possible, for example, that the Securities could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis. In addition, the IRS could assert that a U.S. Holder should accrue income equal to the interest rate component of the Underlying Index on a current basis.  Further, it is also possible that the IRS could assert that a U.S. Holder owns a proportionate interest in the components of the Underlying Index directly in which case Section 1256 of the Code could apply.  Under Section 1256 of the Code, gain or loss recognized by a U.S. Holder would be treated as 60% long-term and 40% short-term gain or loss and a U.S. Holder would be required to mark the components to market (thereby recognizing gain or loss as if the components had been sold for their fair market value) at the end of each taxable year.

Proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Securities.

Non-U.S. Holders — Income Tax Considerations

U.S. Federal Income and Withholding Tax

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Securities, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the Securities or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or retirement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Securities is engaged in the conduct of a trade or business within the U.S. and if gain realized on the sale, exchange, or settlement of the Securities, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders — Income Tax Considerations,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Securities. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

As discussed above, alternative characterizations of the Securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

such as the Securities should be subject to withholding tax. Prospective Non-U.S. Holders of the Securities should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

In general, backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. In addition, information returns will be filed with the IRS in connection with payments on the Securities as well as in connection with the proceeds from a sale, exchange, or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

In general, backup withholding may apply in respect of the amounts paid to a Non-U.S. Holder, unless such Non-U.S. Holder provides the required certification that it is not a United States person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the holder is a United States person, or that the conditions of any exemption are not satisfied. In addition, information returns may be filed with the IRS in connection with payments on the Securities as well as in connection with the proceeds from a sale, exchange, or other disposition of the Securities.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. Holders are urged to consult their own tax advisors regarding such requirements with respect to the Securities.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their U.S. federal tax returns and to retain a copy of all documents and records related to the transaction. In addition, “material advisors” with respect to such a transaction may be required to file returns and maintain records, including lists identifying investors in the transactions, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the Securities. Whether an investment in the Securities constitutes a “reportable transaction” for any investor depends on the investor’s particular circumstances. The Treasury regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code, in an amount equal to or in excess of certain threshold amounts, subject to certain exceptions. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the securities that we are offering and should be aware that, should any “material advisor” determine that the return filing or investor list maintenance requirements apply to such a transaction, they would be required to comply with these requirements.

THE ROYAL BANK OF SCOTLAND N.V.
Securities Linked to the Trader Vic IndexTM Excess Return

USE OF PROCEEDS

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.  The issue price of the Securities includes any selling agents’ commissions (as shown on the cover page of this Pricing Supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Risk Factors — The Inclusion of Commissions and Cost of Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement and “Use of Proceeds” in the accompanying Prospectus.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed RBSSI as agent for any offering of the Securities.  RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Securities.  You can find a general description of the commission rates payable to the agents under “Plan of Distribution” in the accompanying Prospectus Supplement.

RBSSI is an affiliate of ours and RBS Holdings N.V.  RBSSI will conduct each offering of Securities in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these Securities, RBSSI may offer and sell those Securities in the course of its business as a broker-dealer.  RBSSI may act as principal or agent in these transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus in connection with any of these transactions.  RBSSI is not obligated to make a market in any of these Securities and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI may enter into one or more hedging transactions with us in connection with this offering of Securities.  See “Use of Proceeds” above.

To the extent that the total aggregate face amount of the Securities being offered by this Pricing Supplement is not purchased by investors in that offering, one or more of our affiliates may agree to purchase a portion of the unsold Securities, and to hold such Securities for investment purposes.  See “Risk Factors — Holdings of the Securities by Our Affiliates and Future Sales.”

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Each purchaser of the Securities and each fiduciary who causes any entity to purchase or hold a Security shall be deemed to have represented and warranted, on each day such purchaser holds a Security, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding Securities on behalf of or with the assets of a Plan or a Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such Securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

For additional ERISA considerations, see "Benefit Plan Investor Consideration" in the accompanying Prospectus.